To the Directors of KIT digital, Inc.,

I hereby resign as a director of KIT digital, Inc. (the "Company") effective as of the close of business on April 11, 2012, subject to finalizing the terms and provisions of my Transition Agreement with the Company.

I have separately discussed my concerns with some of you regarding the manner in which the Company has been viewed by the public market over the years. Based in part on my concerns, I have made a wholly personal decision to step back from a formal role with the Company.

As you know, I have not always agreed with other members of the Board of Directors (the "Board") or, specifically, with all of the decisions or processes followed by the Strategic Transaction Committee of the Board with reference to the current strategic sale process. Although I will no longer be a member of the Board, I intend to stay involved as a shareholder of the Company, and I will also have greater flexibility to independently consider other strategic alternatives for the Company. I also think my departure from a formal role with the Company will give the Company greater flexibility to evolve in its next, post-consolidation stage of development independent of my personality and role as a founder.

I am honored and appreciative to have had the opportunity to work shoulder-to-shoulder with the KIT digital team over the last four and a half years. In the face of challenging macroeconomic cycles and periods of adversity, our unwavering commitment to creating a next-generation video technology company has led us from a fledgling company to a market leader. I look forward to seeing KIT digital grow in the future, and will continue to support the Company as an advisor, as requested by the Board, and as a shareholder.

Sincerely,

/s/Kaleil Isaza Tuzman